Exhibit 3

VASTA Platform

(Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019 and unaudited Interim Condensed Combined Carve-out Financial Statements for the six-month period ended as of June 30, 2019

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Unaudited Interim Condensed Combined Statement of Financial Position as of June 30, 2020 and Combined Carve-out Statement of Financial Position as of December 31, 2019

In thousands of R$

Assets	Note	June 30, 2020	December 31, 2019

Current assets
Cash and cash equivalents	8	182,410	43,287
Trade receivables	9	338,247	388,847
Inventories	10	227,702	222,236
Taxes recoverable		18,422	13,427
Income tax and social contribution recoverable		22,420	36,859
Prepayments		48,282	22,644
Other receivables		315	1,735
Related parties – other receivables	19	5,843	38,141
Total current assets		843,641	767,176

Non-current assets
Judicial deposits and escrow accounts	20	171,103	172,932
Deferred income tax and social contribution	21	62,339	57,340
Property, plant and equipment	11	186,405	184,961
Intangible assets and goodwill	12	4,975,438	4,985,385

Total non-current assets		5,395,285	5,400,618

Total Assets		6,238,926	6,167,794

The footnotes to these Unaudited Interim Condensed Combined Financial Statements and Combined Carve-out Financial Statements are an integral part of the Financial Statements.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Unaudited Interim Condensed Combined Statement of Financial Position as of June 30, 2020 and Combined Carve-out Statement of Financial Position as of December 31, 2019

In thousands of R$

Liabilities	Note	June 30, 2020	December 31, 2019

Current liabilities
Bonds and financing	13	546,712	440,947
Lease liabilities	15	13,035	7,101
Suppliers	14	167,158	223,658
Suppliers -related Parties	19	163,062	207,174
Taxes payable		568	867
Income tax and social contribution payable		10,263	18,784
Salaries and social contributions	18	64,289	61,748
Contract liabilities and deferred income	16	45,208	49,328
Accounts payable for business combination	17	16,245	1,772
Other liabilities		6,182	3,911
Other liabilities - related parties	19	145,247	49,244
Loans from related parties	19	67,358	29,192
Total current liabilities		1,245,327	1,093,726

Non-current liabilities
Bonds and financing	13	1,117,071	1,200,000
Lease liabilities	15	147,443	146,613
Accounts payable for business combination	17	26,121	9,169
Provision for risks of tax, civil and labor losses	20	608,461	609,007
Contract liabilities and deferred income		7,832	9,196
Total non-current liabilities		1,906,928	1,973,985

Parent´s Net Investment
Net investments		3,086,671	3,100,083

Total liabilities and Parent´s Net Investment		6,238,926	6,167,794

The footnotes to these Unaudited Interim Condensed Combined Financial Statements and Combined Carve-out Financial Statements are an integral part of the Financial Statements.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Unaudited Interim Condensed Combined Statement of Profit or Loss and Other Comprehensive Income for the three and six-month period ended June 30, 2020 and Unaudited Interim Condensed Combined Carve-out Statement of Profit or Loss and Other Comprehensive Income for the three and six-month period ended June 30, 2019

In Thousands of R$

	Note	April 01, to June 30, 2020	June 30, 2020	April 01, to June 30, 2019	June 30, 2019

Net revenue from sales and services	23	120,233	512,651	137,970	491,024
Sales		111,625	500,713	127,012	477,070
Services		8,608	11,938	10,958	13,954

Cost of goods sold and services	24	(48,422)	(215,755)	(58,763)	(238,057)

Gross profit		71,811	296,896	79,207	252,967

Operating income (expenses)
General and administrative expenses	24	(83,260)	(182,294)	(92,641)	(162,331)
Commercial expenses	24	(42,803)	(80,596)	(24,350)	(62,663)
Other operating income	24	1,176	1,988	(2,033)	(28)
Other operating expenses	24	-	-	44	43
Impairment losses on trade receivables	9 and 24	(1,264)	(11,583)	(3,218)	(7,998)

(Loss) Profit before financial income and taxes		(54,340)	24,411	(42,991)	19,990

Finance result
Finance income		3,567	8,637	595	1,356
Finance costs		(31,861)	(76,545)	(42,176)	(83,135)
		(28,294)	(67,908)	(41,581)	(81,779)

Loss before income tax and social contribution		(82,634)	(43,497)	(84,572)	(61,789)

Income tax and social contribution	21	27,696	16,204	29,799	21,871

Net loss for the period		(54,938)	(27,293)	(54,773)	(39,918)

Other comprehensive profit for the period		-	-	-	-

Total comprehensive loss for the period		(54,938)	(27,293)	(54,773)	(39,918)

The footnotes to these Unaudited Interim Condensed Combined Financial Statements and Combined Carve-out Financial Statements are an integral part of the Financial Statements.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Unaudited Interim Condensed Combined Statement of Changes in Parent’s Net Investment for the six-month period ended June 30, 2020 and Unaudited Interim Condensed Combined Carve-out Statement of Changes in Parent’s Net Investment for the six-month period ended June 30, 2019

In Thousands of R$

Parent´s Net Investments

Balances at December 31, 2018	3,268,501
Impacts of IFRS 16 Adoption, net of tax	(283)
Ajusted balance at January 1, 2019	3,268,218

Net loss for the period	(39,918)
Share-based payment contibutions	478
Net investments	(3,840)

Balances at June 30, 2019	3,224,938

Balances at December 31, 2019	3,100,083
Net loss for the period	(27,293)
Share-based payment contibutions	1,629
Net investments	12,252
Balances at June 30, 2020	3,086,671

The footnotes to these Unaudited Interim Condensed Financial Statements and Combined Carve-out Financial Statements are an integral part of the Financial Statements.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Unaudited Interim Condensed Combined Statement of Cash Flows for the six-month period ended June 30, 2020 and Unaudited Interim Condensed Combined Carve-out Statement of Cash Flows for the six-month period ended June 30, 2019

In Thousands of R$

		For the six months ended June 30,
	Notes	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Profit before income tax and social contribution		(43,497)	(61,789)
Adjustments for:
Depreciation and amortization	11 and 12	85,618	83,255
Impairment losses on trade receivables	9	6,546	7,998
(Reversal) Provision for risks of tax, civil and labor losses	20	(4,331)	12,302
Interest on provision for risks of tax, civil and labor losses	20	10,564	13,829
Reversal of provision for obsolete inventories	10	1,985	(369)
Interest on bonds and financing	13	39,414	58,219
Refund liability and right to returned goods		(2,256)	(19,841)
Imputed interest on suppliers		3,379	4,357
Interest on accounts payable for business combination		39	52
Share-based payment expense		1,629	478
Interest on lease liabilities	15	7,592	7,862
Disposals of rights of use assets and lease liabilities		(705)	1,838
Residual value of disposals of property, plant and equipment and intangible assets	11 and 12	1,415	5,736

Changes in		107,392	113,927
Trade receivables		49,044	67,721
Inventories		3,670	14,773
Prepayments		(24,881)	5,796
Taxes recoverable		10,192	(4,586)
Judicial deposits and escrow accounts		1,829	2,552
Other receivables		4,325	(15,875)
Suppliers		(70,348)	(102,405)
Salaries and social charges		2,231	(32,285)
Tax payable		7,218	1,957
Contract liabilities and deferred income		399	(14,056)
Other receivables and liabilities from related parties		129,959	-
Other payables		7,840	10,644
Cash from (used in) operating activities		228,870	48,163
Income tax and social contribution paid		(5,234)	(3,177)
Interest lease liabilities paid	15	(7,616)	(6,505)
Payment of interest on bonds and financing	13	(17,576)	(58,681)
Payment of provision for tax, civil and labor losses		(6,779)	-
Net cash from (used in) operating activities		191,665	(20,200)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	11	(2,166)	(5,836)
Additions to intangible assets	12	(25,701)	(9,593)
Acquisition of subsidiary, net of cash acquired		(23,526)	-
Net cash used in investing activities		(51,393)	(15,429)

CASH FLOWS FROM FINANCING ACTIVITIES

Loans from related parties paid	19	(29,092)	-
Loans from related parties addition	19	65,600	-
Suppliers - related Parties		(44,112)	(5,105)
Lease liabilities paid	15	(5,797)	(7,887)
Parent's Net Investment	13	12,252	(3,840)
Net cash from (used in) financing activities		(1,149)	(16,832)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		139,123	(52,461)

Cash and cash equivalents at beginning of period	8	43,287	102,231
Cash and cash equivalents at end of year	8	182,410	49,770

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		139,123	(52,461)

The footnotes to these Unaudited Interim Condensed Combined Statement of Financial Position and combined carve-out financial statements are an integral part of the Financial Statements.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Notes to the unaudited interim condensed combined financial statements

(Amounts expressed in thousands of R$, unless otherwise indicated)

1.	General Information

VASTA Platform (hereinafter referred to as the "Business"), is not a separate legal entity.

For the six-month period ended June 30, 2019, the Business was comprised of combined carved-out historical balances of certain results of operations related to the delivery of educational content for private sector basic and secondary education (“K-12 curriculum”) previously carried out by the legal entity Cogna Educação S.A. and it’s subsidiaries (hereinafter referred to as “Cogna” or “Parent Entity”, or in combination with its subsidiaries, the “Cogna Group”). The Unaudited Interim Condensed Combined Carve-out Financial Statements for for the six-month period ended June 30, 2019 include historical financial information and operations from the following legal entities (“Parent Entities”):

•	Somos Educação S.A. (“Somos”);

•	Somos Sistemas de Ensino S.A. (“Somos Sistemas”);

•	Editora Ática S.A. (“Ática”);

•	Saraiva Educação S.A. (“Saraiva”);

•	Editora Scipione S.A. (“Scipione”);

•	Maxiprint Editora Ltda. (“Maxiprint”);

•	Red Ballon – Somos Idiomas S.A. (“English Star”);

•	Livraria Livro Fácil Ltda (“Livro Fácil”);

•	Colégio Anglo São Paulo Ltda. (“Colégio Anglo”); and

•	Saber Serviços Educacionais S.A. (“Saber”)

As part of an effort to streamline its operations, Cogna Group performed a comprehensive corporate restructuring concluded on December 31, 2019, to enhance the corporate structure (i.e. reduce the number of legal entities in the Cogna Group) and improve overall synergies. Through this process, from January 1st 2020, the Business’ activities was restructured in the legal entity Somos Sistemas de Ensino S.A (“Somos Sistemas”), The spun off to VASTA Platform Limited (Successor) was on July 31, 2020.

As all the entities that were involved in the corporate restructuring are under common control, this reorganization was accounted for using the historical basis of the related assets and liabilities as recorded by the Cogna Group and did result in an overall change in the shareholding structure. With aforementioned corporate restructuring, simplifying the legal structure, and acquisitions described in note 5, Somos Sistemas became to control and combine in the Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 the following entities:

•	Livraria Livro Fácil Ltda (“Livro Fácil”);

•	Colégio Anglo São Paulo Ltda. (“Colégio Anglo”);

•	A & R Comercio e Serviços de Informática Ltda. (“Pluri”); and

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

•	Mind Makers Editora Educacional (“Mind Makers”)

The Business´ activities include integrated solutions for Basic Education that comprehends a platform of products (including process of creation and manufacturing books), learning systems, solutions and technology support services focused on early childhood education, primary education and high school. Accordingly, the Business’ is mainly engaged in: (i) preparing, selling, and distributing textbooks, teaching aids, and workbooks, especially with educational, literary, and information contents as well as teaching systems; (ii) developing educational solutions for elementary, basic and high school education activities; (iii) developing software for adaptive teaching and optimizing academic management.

These Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and Unaudited Interim Condensed Combined Carve-out Financial Statements for the six-month period ended June 30, 2019 were authorized for issuance by Management on August 20, 2020.

1.1 Initiatives carried out by Business and impacts of Covid-19 pandemic

On March 11, 2020, the World Health Organization (WHO) raised the contamination status of the Coronavirus outbreak (“COVID-19”) to a global pandemic, changing the world and Brazilian growth perspectives and adding important risks to Companies in an unprecedent scenario. As a result, managers and administration were required to analyze the situation and implement adequate actions in order to mitigate potential risks imposed by this new pandemic situation. This crisis caused governments around the world to impose a series of measures including: social distance, schools shut down, travel restrictions, lockdowns, closing non-essential businesses, among others, causing major disruptions in the financial, labor and standards market demand, in the logistics chains and, most importantly, impacting society as a whole.

To face this scenario, the Business established a Crisis Committee and developed a work plan covering a series of actions to, first of all, safeguard the physical and mental health of its employees and then preserve operational and financial capacity to face this period. We highlight below the main initiatives carried out by Business:

1) Preserve employees’ health and safety by implementing measures such as work from home policy, temporary closure of our distribution centers and re-opening with reduced operations and the adoption of health and safety measures recommended by government authorities;

2) Ensure educational content and services delivery through online platforms;

3) Improve the financial health identifying required measures to ensure adequate liquidity and cash position;

4) Implement short term restructuring measures required to improve financial health, seeking to preserve jobs and the organization long term plan, including but not limited to temporary reduction in wages and working hours

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

5) Plan and execute organizational changes with mid-term impact for the post-COVID world, if required;

6) Strategic Plan for opportunities generated by the crisis;

7) Philanthropic actions that contribute to mitigate the impacts of COVID-19 on our business segment; and

8) Provide on-line campaigns to promote our products to potential new customers.

Related to sales and services provided to our customers, we emphasize that even after Governments decreed the closure of schools, our customers continued to provide educational services through our virtual platforms. As a result, we had no interruption in the sale and services contracted by our customers.

Despite of the continuity of educational services, the process of isolation, closure of schools and restricted mobility in some cities increased the uncertainties on our business cycle and logistics process. As an example, we closed our warehouse for almost a month, which caused delays in new deliveries and the returning of goods from clients as well. Considering this, it is likely that we will have some impacts on revenue and profitability through the quarters of 2020 and, potentially, for the coming years. In addition, several reports and market projections indicate a drop in Brazilian GDP in 2020, which may impact our sales cycle for 2021.

As of the date of the issuance of these Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, the Business took the following measures in order to prioritize cash management and increase financial liquidity:

Reduction of costs and expenses

The Business discussed and established, together with the managers and the Crisis Management Committee, a cost and expense reduction plan that is in full execution and following as planned, and we can already highlight:

a) implementation, as of May or June, depending of the area, the reduction in working hours and consequently wages of our administrative and corporate employees by 25%, for the three month period beginning May 1, 2020. Around 90% of administrative employees were impacted; and

b) extensive renegotiation of contracts with suppliers (for example: lease arrangements, printers, IT services, law services, etc) and the cessation of operations of certain transportation companies for undetermined periods. Most of the renegotiations are based on temporary price reduction.

Reduction and postponement of investments

Business opted to maintain investments in strategic projects and those related to improving the provision of services, considered essential for long-term growth and partially reduced investments

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019 related to non-strategic projects or administrative area, such as IT projects or improvement in performance report indicators. However, Business, will continue to evaluate COVID impacts in its business and in the cash flow and may postpone its plans to expand through acquisitions or investments.

Liquidity risk

In order to cover possible liquidity deficiencies or mismatches between cash and cash equivalents with short-term debt and financial obligations, the Business continues to operate in the finance markets with operations such as reverse factoring as long as this credit line is offered by banks and accepted by the Business suppliers, and also, with the support committed from its Parent Entity. Thus, the Business expects to have the capacity to meet its short-term obligations and these Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019 have been prepared on the basis that the Business will continue as a going concern.

On July 31, 2020, was accomplished the initial public offering of the business, was set at US$ 19.00 per class A common share, pursuant to the U.S. Securities Act of 1933 (the “Offer”), reaching the total amount of US$ 333,522 (R$ 1,715,858) using day August 4,2020 exchange, with the issuance of 18,575,492 Vasta’s class A common shares and additionally has granted the underwriters a option to purchase of additional 2,786,323 Class A common shares at the initial public offering price less the underwriting discount, totalizing 21,361,815.

Parent Company Cogna Educação SA is committed to ensuring, if necessary, that Vasta Platform conducts its business with proper operational continuity and that it has the capacity to settle its obligations.

Net Revenue from sales and services and gross margin

We expect sales and services rendered for the third quarter to remain stable over the comparative period in the prior year since annual contracts had been previously executed. However, there are risks related to this Global pandemic event that can impact the Business and may have impacts on its sales and gross margin for full year of 2020 as annual contracts for 2021 start being invoiced at the fourth quarter of 2020, and customers may not sign contracts with the same volumes than last year.

Accounts Receivable and expected credit losses (ECL)

Despite the high level of uncertainty and lack of visibility on what will be the actual losses incurred on our receivables, we observed some increase on late payments during the firt quarter of 2020 that are expected to increase financial defaults. Thus, based on the best available information, we revised the expected financial losses considering the increase on late payments observed and increased the allowance for doubtful accounts by R$5.68 million as of March 31, 2020.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Inventories, including rights to returned goods

The Business assessed its inventories and did not identify relevant impacts due to obsolescence or devaluation of inventories and did not identify relevant impacts on the realization of rights to returned goods. One reason also was due to some initiatives carried out by Business, such as temporary closure of distribution centers, resulting in a decrease in production of our learning materials.

Other assets

The Business has not identified any changes in circumstances that indicate the impairment of other assets, but informs that it will continue to actively monitor the impacts derived from the COVID-19 crisis, and if the social distance measures and macroeconomic impacts continue, the conditions of Business's financial results or results of operations in 2020 may be negatively impacted.

2.    Preparation basis and presentation of Unaudited Interim Condensed Combined Financial Statements and Unaudited Interim Condensed Combined Carve-out Financial Statements

These Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019 have been prepared in accordance with IAS 34 - Interim Financial Reporting and should be read in conjunction with the combined carve-out financial statements as of December 31, 2019. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Business’ financial position and performance since the last annual financial statements.

The unaudited interim condensed combined financial statements and condensed combined carve-out financial statements are presented in thousands of Brazilian Real (“R$”), which is the Business functional currency. All financial information presented in R$ have been rounded to the nearest thousand value, except otherwise indicated.

3.    Significant accounting policies

The accounting policies applied in these unaudited interim condensed combined financial statements and unaudited interim condensed combined carve-out financial statements are the same as those applied in the last combined carve-out financial statements as of December 31, 2019.

4.    Significant accounting judgments, estimates and assumptions

The preparation of the Business’ Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Unaudited Interim Condensed Combined Carve-out Financial Statements for the six-month period ended June 30, 2019 requires Management to make judgments, estimates and assumptions that affect the reported amounts of revenue, expenses, assets and liabilities at the end of the reporting period; however, uncertainties about these assumptions and estimates may result in outcomes that require adjustments to the carrying amount of the affected asset or liability in future periods.

The significant assumptions and estimates used in the preparation of the Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 were the same as those adopted in the Combined Carve-out Financial Statements as of December 31, 2019.

5.	Business combinations

A & R Comercio e Serviços de Informática Ltda. (“Pluri”) and Mind Makers Editora Educacional (“Mind Makers”)

On January 7, 2020, the Business concluded the acquisition of the entire ownership interest of Pluri for R$ 26,000. Pluri is an entity based in the State of Recife specialized in solutions such as consulting and technologies for education systems. This acquisition is in line with the Business’ strategy of focusing on the distribution of its operations to other region. The agreement is also subject to certain additional earn-outs, associated with achievements defined in the agreement, such as revenue and profit, that could increase the purchase price by and additional R$1,706 over the life of the earn-out period.

On February 13, 2020, the Business concluded the acquisition of the entire ownership interest of Mind Makers, a company that offers computer programming and robotics courses and helps students develop skills relevant to their educational progress, such as coding and product development, as well as entrepreneurial and socio-emotional skills including teamwork, leadership and perseverance. The total purchase price was R$ 18,200, R$10,000 million of which was payable upon signing the agreement, with half of the remaining balance payable in 2021 and the other half of the remaining balance payable in 2022, with the 2021 and 2022 payments subject to certain adjustments. The agreement is also subject to certain additional earn-outs, associated with achievements defined in the agreement, such as revenue and profit, that could increase the purchase price by and additional R$5,443 over the life of the earn-out period.

The acquisitions were accounted using the acquisition method of accouting in accordance with IFRS 3 – Business Combinations, i.e. the consideration transferred, and identifiable assets and liabilities acquired were measured at fair value, while goodwill is measured as the excess of consideration paid over those items.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

The following table presents the assets and liabilities acquired for each business combination:

	Pluri	Mind Makers	Total of Combination
Current assets
Cash and cash equivalents	1,820	528	2,348
Trade receivables	1,687	3,303	4,990
Inventories (iv)	15,338	-	15,338
Prepayments	695	62	757
Taxes recoverable	746	2	748
Other receivables	2,905	-	2,905
Total current assets	23,191	3,895	27,086

Non-current assets
Property, plant and equipment	122	89	211
Other intangible assets	177	-	177
Intangible assets - Customer Portfólio (iii)	4,625	-	4,625
Intangible assets - Trademarks (ii)	-	16,060	16,060
Total non-current assets	4,924	16,149	21,073

Total Assets	28,115	20,044	48,158

Current liabilities
Suppliers	10,443	26	10,469
Salaries and social contributions	190	120	310
Taxes payable	13	10	23
Income tax and social contribution payable	298	80	378
Contract liabilities and deferred income	322	267	589
Total current liabilities	11,266	503	11,769

Non-current liabilities
Bonds and Financing	-	998	998
Other liabilities	364	-	364
Total non-current liabilities	364	998	1,362

Total liabilities	11,630	1,501	13,131

Net assets (A)	16,485	18,543	35,027
Total of Consideration transferred (B)	27,706	23,621	51,327
Goodwill (B – A) (i)	11,221	5,078	16,300

(i) Goodwill is recognized based on expected synergies from combining the operations of the acquirees and the acquiror, as well as due to an expected increase in the Business’ market-share due to the penetration of the business products and services in regions where the Business did not operate before. Also, the current tax law allows the deductibility of the acquisition date goodwill and fair value of net assets acquired when a non-substantive action is taken after acquisition by the Business (i.e. when the Business merges or spin off the businesses acquired) and therefore the tax and accounting basis of the net assets acquired are the same as of the acquisition date.

(ii) Trademark-related intangible asset’s fair value was obtained based on: net revenue was estimated taking into account the contractual customer relationships existing on the acquisition date; royalty rates of 7.2% were used based in the market rates of companies with similar activities as the Business, which represents a market rate; at last, the discount rate (Weighted Averaged Cost of Capital (“WACC”)) used was 12.4% p.a.

(iii) The following assumptions were used to determine the costumer portfolios: an average contract termination period of eigth years and seven months; A nominal discount rate of 12.6% p.a. was used, which is equivalent to the WACC, plus an additional risk premium, of 0.07.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

(iv) Market comparison technique: The fair value is determined based on the estimated selling price in the ordinary course of business less the estimated costs of completion and sale, and a reasonable profit margin based on the effort required to complete and sell the inventories.

From the date of acquisition to June 30, 2020, Mind Makes and Pluri contributed to revenue in the Interim Condensed Combined Financial Statements as of June 30, 2020 in the amount of R$ 1,476 and R$ 36,964 respectively, and net (Loss) profit for the period of R$ (1,236) and R$ 3,784. If the acquisition had been concluded on January 1, 2020, the Business estimates its combined net revenue from sales and services would have been R$ 515,993 and a Net loss of R$ (24,609) for the period ended on June 30, 2019.

6.	Financial Risk Management

The Business has a risk management policy for regular monitoring and management of the nature and overall position of financial risks and to assess its financial results and impacts to the Business’ cash flows. Counterparty credit limits are also periodically reviewed.

The economic and financial risks mainly reflect the behavior of macroeconomic variables such interest rates as well as other characteristics of the financial instruments maintained by the Business. These risks are managed through control and monitoring policies, specific strategies and limits.

a.	Financial risk factors

The Business’ activities expose it to certain financial risks mainly related to market risk, credit risk and liquidity risk. Management and Cogna Group’s Board of Directors monitor such risks in line with the capital management policy objectives.

This note presents information on the Business' exposure to each of the risks above, the objectives of the Business, measurement policies, and the Business's risk and capital management process.

The Business has no derivative transactions.

a.	Market risk - cash flow interest rate risk

This risk arises from the possibility of the Business incurring losses because of interest rate fluctuations that increase finance costs related to financing and bonds raised in the market and obligations for acquisitions from third parties payable in installments. The Business continuously monitors market interest rates in order to assess the need to contract financial instruments to hedge against volatility of these rates, additionally financial assets also indexed to the CDI (daily average of overnight interbank loan) and IPCA (broad consumer price index) partially mitigate any interest rate exposures.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Interest rates contracted are as follows:

	June 30, 2020	December 31, 2019	Interest rate
Bonds
Private Bonds – 5th Issuance	101,213	101,802	CDI + 1.15% p.a.
Private Bonds – 5th Issuance	103,335	101,765	CDI + 1.00% p.a.
Private Bonds – 6th Issuance	309,987	305,368	CDI + 0.90% p.a.
Private Bonds – 6th Issuance	209,723	204,047	CDI + 1.70% p.a.
Private Bonds – 7th Issuance	823,292	814,086	CDI + 1.15% p.a.
Private Bonds – 8th Issuance	115,234	113,879	CDI + 1.00% p.a.
Financing and Lease Liabilities	161,477	153,714	IPCA
Accounts Payable for Business Combination	42,366	10,941	100% CDI
Loans from related parties	67,358	29,192	CDI + 3.57%
	1,933,985	1,834,794
b.	Credit risk

Credit risk arises from the potential default of a counterparty to an agreement or financial instrument, resulting in financial loss. The Business is exposed to credit risk in its operating activities (mainly in connection with trade receivables) and financial activities, including deposits with banks and other financial institutions and other financial instruments contracted.

To mitigate risks associated with trade receivables, the Business adopts a sales policy and analysis of the financial and equity situation of its counterparties. The sales policy is directly associated with the level of credit risk the Business is willing to subject itself to in the normal course of its business. The diversification of its receivable’s portfolio, the selectivity of its customers, as well as the monitoring of sales financing terms and individual position limits are procedures adopted to minimize defaults or losses in the realization of trade receivables. Thus, the Business does not have significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristic.

Furthermore, the Business reviews the recoverable amount of its trade receivables at the end of each reporting period to ensure that adequate impairment losses are recorded (note 9.c).

The Business limits its exposure to credit risks associated to financial instruments, bank deposits and financial investments by making its investments in financial institutions for which credit risk is monitored, according to limits previously established in the Business´ policy. When necessary, appropriate provisions are recognized to cover this risk.

c.	Liquidity risk

This is the risk of the Business not having sufficient funds and or bank credit limits to meet its short-term financial commitments, due to the mismatch of terms in expected receipts and payments.

The Business continuously monitors its cash balance and the indebtedness level and implements measures to allow access to the capital markets, when necessary. It also endeavors to assure they remain within existing credit limits. Management also continuously monitors projected and actual cash flows and the combination of the maturity profiles of the financial assets, liabilities and takes into consideration its debt financing plans, covenant compliance, internal liquidity targets and, if applicable, regulatory requirements.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Surplus cash generated by the Business is managed on a Cogna Group basis. The Cogna Group’s Treasury invests surplus cash in short-term deposits, choosing instruments with appropriate maturities or sufficient liquidity to provide the Business with appropriate funds allowing it to continue as a going concern.

The table below presents the maturity of the Business´ financial liabilities.

Financial liabilities by maturity ranges

June 30, 2020	Less than one year	Between one and two years	Over two years	Total
Bonds	546,712	1,117,071	-	1,663,783
Lease Liabilities	13,035	29,489	117,954	160,478
Accounts Payable for business combination	16,245	7,589	18,532	42,366
Suppliers	92,440	-	-	92,440
Reverse Factoring	74,718	-	-	74,718
Suppliers - related Parties	163,062	-	-	163,062
Other liabilities - related parties	145,247	-	-	145,247
Loans from related parties	67,358	-	-	67,358
	1,118,817	1,154,149	136,486	2,409,452

Financial liabilities by maturity ranges

The table below reflects the estimated amounts payable of principal and interest based on undiscounted contractual amounts and, therefore, do not reflect the financial position presented as of June 30, 2020.

June 30, 2020	Less than one year	Between one and two years	Over two years	Total
Bonds	571,878	1,168,491	-	1,740,369
Lease Liabilities	13,313	30,118	120,469	163,900
Accounts Payable for business combination	16,993	7,938	19,385	44,316
Suppliers	92,440	-	-	92,440
Reverse Factoring	79,642	-	-	79,642
Suppliers - related Parties	174,802	-	-	174,802
Other liabilities - related parties	145,247	-	-	145,247
Loans from related parties	69,884	-	-	69,884
	1,164,199	1,206,547	139,854	2,510,600

As of June 30, 2020, the Business had negative working capital of R$ 396,740 (compared to negative working capital of R$ 326,550 as of December 31, 2019) mainly due to current suppliers and accounts payables with related parties, such as bonds outstanding, suppliers, loans and other liabilities.

Capital management

The Business’ main capital management objectives are to safeguard its ability to continue as a going concern, optimize returns, allow consistency of operations to other stakeholders and to maintain an optimal capital structure reducing financial costs and maximizing the returns.

No changes were made in the objectives, policies or processes for managing capital during the period as of June 30, 2020.

b.	Sensitivity analysis

The following table presents the sensitivity analysis of potential losses from financial instruments, according to the assessment of relevant market risks made by Management and presented above.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

A probable scenario over a 12-month horizon was used, with a projected rate of 5.44% p.a. as per CDI references rates disclosed by B3 S.A (Brazilian stock exchange). Two further scenarios are presented, stressing, respectively, a 25% and 50% deterioration of the projected rates.

	Index - % per year	Balance as Of June 30, 2020	Base scenario	Scenario I	Scenario II
Financial Assets	101,7% of CDI	182,212	8,530	10,662	12,795

Accounts Payable for Business Combination	100% of CDI	(42,366)	(1,950)	(2,438)	(2,925)
Loans from related parties	CDI + 3.57%	(67,358)	(3,153)	(3,942)	(4,730)
Bonds	CDI + 1.15%	(1,663,783)	(63,453)	(79,316)	(95,179)
		(1,773,507)	(68,556)	(85,696)	(102,834)

Net exposure		(1,591,295)	(60,026)	(75,034)	(90,039)

7.	Financial Instruments by Category

The Business holds the following financial instruments:

	Fair Value Hierarchy	June 30, 2020	December 31, 2019
Assets - Amortized cost
Cash and cash equivalents	1	182,410	43,287
Trade receivables	2	338,247	388,847
Other receivables	2	315	1,735
Related parties – other receivables	2	5,843	39,946
		526,815	473,815

Liabilities - Amortized cost
Bonds and financing	2	1,663,783	1,640,947
Lease liabilities	2	160,478	153,714
Reverse Factoring	2	74,718	94,930
Suppliers -related Parties	2	163,062	207,174
Accounts payable for business combination	2	42,366	10,941
Other liabilities - related parties	2	145,247	47,603
Loans from related parties	2	67,358	29,192
		2,317,012	2,184,501

The Business’ financial instruments as of June 30, 2020 and December 31, 2019 are recorded in the statements of financial position at amounts that are consistent with their fair values.

The fair value of financial assets and liabilities was determined based on available market information and appropriate valuation methodologies for each case. However, significant judgment is required to interpret market data and produce the most appropriate estimates of realizable values. Consequently, the estimates of fair value do not necessarily indicate the amounts that could be realized in the current market. The use of different market inputs and/or valuation methodologies could have a material impact on the estimated fair value.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

8.	Cash and Cash Equivalents

The balance of this account is comprised by the following amounts:

	June 30, 2020	December 31, 2019
Cash	28	32
Bank account	170	716
Financial investments (i)	182,212	42,539
	182,410	43,287

(i) The Business invests in a fixed income investment fund with short-term and with daily liquidity and not material risk of change in value. Financial investments presented an average gross yield of 99.57% of the annual CDI rate on June 01, 2020 (101.68% on December 31, 2019).

9.	Trade Receivables

The balance of this account is comprised by the following amounts:

a.	Composition

	June 30, 2020	December 31, 2019
Trade receivables	359,317	394,309
Related Parties (Note 19)	9,645	17,062
( - ) Impairment losses on trade receivables	(30,715)	(22,524)
	338,247	388,847

b.	Maturities of trade receivables

	June 30, 2020	December 31, 2019
Not yet due	286,676	332,071
Past due
Up to 30 days	16,667	10,403
From 31 to 60 days	6,916	7,505
From 61 to 90 days	8,587	6,071
From 91 to 180 days	8,249	9,506
From 181 to 360 days	18,725	16,813
Over 360 days	10,096	6,894
Total past due	69,240	57,192

Clients on bankuptcy	3,401	5,046
Related parties (note 19)	9,645	17,062
Provision for impairment of trade receivables	(30,715)	(22,524)

	338,247	388,847

The gross carrying amount of trade receivables is written off when the Business has no reasonable expectations of recovering the financial asset in its entirety or a portion thereof. Collection efforts continue to be made, even for the receivables that have been written off, and amounts are recognized directly in results upon collection.

c.    Impairment losses on trade receivables

The Business measures impairment losses on trade receivables at an amount equal to lifetime expected credit losses (“ECL”) estimated using a provision matrix on a monthly basis. This matrix is prepared by analyzing the receivables established each month (in the 12-month period) and the related composition per default range and by calculating the recovery performance. In this methodology, for each default range an estimated loss likelihood percentage is established, which considers current and prospective information on macroeconomic factors that affect the customers' ability to settle the receivables.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

The Business also recognizes impairment losses on trade receivables of 100% against all receivables related to customers that filled bankruptcy process, because historical experience has indicated that these receivables are generally not recoverable.

Credit risk and expected credit losses associated with amounts due from related parties is not significant.

The following table details the risk profile of trade receivables based on the Business’ provision matrix as of June 30, 2020 and as of December 31, 2019. As the Business’ historical credit loss experience does not show significantly different loss patterns for different customer types, the impairment losses on trade receivables based on past due status is not further distinguished between different customer bases

	As of June 30, 2020		As of december 31, 2019
	Expected credit loss rate (%)	Lifetime ECL (R$)	Expected credit loss rate (%)	Lifetime ECL (R$)
Not yet due	0.70%	1,996	0.67%	2,267
Past due
Up to 30 days	3.62%	603	1.81%	188
From 31 to 60 days	7.13%	493	3.12%	234
From 61 to 90 days	9.46%	812	5.04%	306
From 91 to 180 days	17.50%	1,444	11.10%	1,056
From 181 to 360 days	63.50%	11,890	45.37%	7,628
Over 360 days	99.80%	10,076	84.13%	5,799
		27,314		17,478
Clients on Bankuptcy (i)	100.00%	3,401	100.00%	5,046
Impairment losses on trade receivables		30,715		22,524

(i) As of June 30, 2020 and as of December 31, 2019, the Business’ Management recorded 100% for impairment losses from three of its clients that went into bankruptcy. All those corporate clients were national booksellers that were present in the main cities of the country and therefore were considered as strategic marketplaces for the commercialization of our published materials to final customers (students, teachers and schools).

The following table shows the changes in impairment losses on trade receivables for the period ended June 30, 2020 and 2019:

	June 30, 2020	June 30, 2019
Opening balance	22,524	19,397
Additions	6,683	8,813
Reversals	(137)	(815)
Clients in bankruptcy	1,645	(195)
Closing balance	30,715	27,200

10. Inventories

The balance of this account is comprised by the following amounts:

	June 30, 2020	December 31, 2019
Finished products	131,764	145,006
Work in process	57,063	34,502
Raw materials	31,202	31,033
Imports in progress	1,337	1,143
Right to returned goods (i)	6,336	10,552
	227,702	222,236

(i) Represents the Business’ right to recover products from customers where customers exercise their right of return under the Business’ returns policies.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Changes in provision for losses with obsolete inventories is broken down as follows:

	June 30, 2020	June 30, 2019
Opening balance	69,080	72,410
Additions	5,693	1,871
(Reversals)	(3,708)	(2,240)
Closing balance	71,065	72,041

11. Property, Plant and Equipment

The cost, depreciation weighted average rates and accumulated depreciation are as follows:

		June 30, 2020			December 31, 2019
	Depreciation weighted average rate	Cost	Accumulated depreciation	Net Book value	Cost	Accumulated depreciation	Net Book value

IT equipment	10% - 33%	26,324	(24,465)	1,859	26,244	(23,758)	2,486
Furniture, equipment and fittings	10% - 33%	35,435	(24,756)	10,679	36,268	(23,902)	12,366
Property, buildings and improvements	5%-20%	46,997	(28,956)	18,041	46,420	(26,738)	19,682
In progress	-	5,678	-	5,677	4,539	-	4,539
Right of use assets	12%	218,560	(68,864)	149,696	205,270	(59,834)	145,436
Land	10%	4,412	(3,959)	453	4,412	(3,959)	453
Total		337,406	(151,000)	186,405	337,203	(152,242)	184,961

Changes in property, plant and equipment are as follows:

	IT equipment	Furniture, equipment and fittings	Property, buildings and improvements	In progress	Right of use assets	Land	Total
At December 31, 2019	2,486	12,366	19,682	4,538	145,436	453	184,961
Additions	84	362	581	1,139	16,539	-	18,705
Additions by business combination	178	33	-	-	-	-	211
Disposals	(182)	(1,228)	(5)	-	(3,249)	-	(4,664)
Depreciation	(707)	(854)	(2,217)	-	(9,030)	-	(12,808)
At June 30, 2020	1,859	10,679	18,041	5,677	149,696	453	186,405

	IT equipment	Furniture, equipment and fittings	Property, buildings and improvements	In progress	Right of use assets	Land	Total
At December 31, 2018	3,213	15,010	20,177	-	-	19,906	58,306
Opening balance - IFRS 16	-	-	-	-	150,311	-	150,311
At January 01, 2019	3,213	15,010	20,177	-	150,311	19,906	208,617
Additions	812	2,158	2,013	853	2,879	-	8,715
Disposals	-	(3,776)	-	-	(1,929)	-	(5,705)
Depreciation	(843)	(957)	(2,328)	-	(9,406)	-	(13,534)
Transfers (i)	-	-	-	-	19,453	(19,453)	-
At June 30, 2019	3,182	12,435	19,862	853	161,308	453	198,093

(i) Due to the adoption of IFRS 16, finance lease previously recognized in “land” were transferred to “right of use assets”.

There were no indications of impairment of Property, plant and equipment for the period ended June 30, 2020 and year ended December 31, 2019.

12. Intangible Assets and Goodwill

The cost, amortization weighted average rates and accumulated amortization of intangible assets and goodwill are comprised by the following amounts:

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

		June 30, 2020			December 31, 2019
	Amortization weighted average rate	Cost	Accumulated amortization	Net Book value	Cost	Accumulated amortization	Net Book value
Softwares	20%	283,070	(211,296)	71,774	276,542	(200,217)	76,325
Trademarks	5%	631,935	(44,177)	587,758	614,958	(30,923)	584,035
Customer Portfolio	8%	1,113,792	(141,101)	972,691	1,109,388	(98,666)	1,010,722
Goodwill	-	3,302,755	-	3,302,755	3,286,263	-	3,286,263
In progress (i)	-	16,861	-	16,861	14,051	-	14,051
Other Intangible assets	33%	38,283	(14,684)	23,599	25,146	(11,157)	13,989
		5,386,696	(411,258)	4,975,438	5,326,348	(340,963)	4,985,385

(i) Substantially refers to development of the projects related to Plurall, project to improve the digital platform and other projects related to enterprise resource management (ERP) solutions.

Changes in intangible assets and goodwill were as follows:

	Softwares	Customer Portfólio	Trademarks	Other Intangible assets	In progress	Goodwill	Total
At December 31, 2019	76,325	1,010,722	584,035	13,989	14,051	3,286,263	4,985,385
Additions	9,025	-	-	906	15,770	-	25,701
Additions by business combination	18	4,625	16,060	159	-	16,300	37,162
Amortization	(13,594)	(42,435)	(13,254)	(3,527)	-	-	(72,810)
At June 30, 2020	71,774	972,912	586,841	11,527	29,821	3,302,563	4,975,438

	Softwares	Customer Portfólio	Trademarks	Other Intangible assets	In progress	Goodwill	Total
At December 31, 2018	60,088	1,093,885	610,541	6,062	30,098	3,286,263	5,086,937
Additions	3,695	-	1,183	-	4,715	-	9,593
Disposals	-	-	-	(1,960)	-	-	(1,960)
Amortization	(9,336)	(46,508)	(13,253)	(624)	-	-	(69,721)
At June 30, 2019	54,447	1,047,377	598,471	3,478	34,813	3,286,263	5,024,849

i) Impairment tests for goodwill

The Business is comprised of two separate CGUs (each one of its reportable operating segments, as per note 25), for which the recoverable amount has been determined based on value-in-use calculations. Goodwill is allocated to each CGU as per below:

Content & EdTech Platform	3,291,835
Digital Platform	10,728
3,302,563

The Business evaluated the circumstances that could indicate an impairment in its non-financial assets and carried out a sensitivity analysis in the long-term model and cash flows, including any impacts / risks that could be estimated based on our best estimate of future cash flows. The conclusion of these tests provided by Business, has not shown any adjustments to be considered necessary for these assets. We understand that this procedure meets the normative requirement to perform an impairment test at least once a year or, as in the present case, at any time when there are impairment indicators.

The main assumptions used in the calculations were: (i) 3.5% growth rate in perpetuity (6.1% as of December 31, 2019), and; (ii) applied discount rate (WACC) at 10.12% (10.08% as of December 31, 2019).

13. Bonds and Financing

a.	Composition of bonds and financing

The balance of bonds and financing is comprised by the following amounts:

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

	December 31, 2019	Additions by business combination (i)	Payment of interest	Interest accrued	Tranfers	June 30, 2020
Bonds with Related Parties	440,947	-	(17,576)	23,244	100,097	546,712
Current liabilities	440,947	-	(17,576)	23,244	100,097	546,712

Bonds with Related Parties	1,200,000	-	-	16,170	(100,097)	1,116,073
Finance	-	998	-	-	-	998
Non-current liabilities	1,200,000	998	-	16,170	(100,097)	1,117,071

Total	1,640,947	998	(17,576)	39,414	-	1,663,783

	At December 31, 2018	Payment of interest	Interest accrued	Tranfers	June 30, 2019
Bonds with Related Parties	338,555	(58,681)	58,219	-	338,093
Finance leases	1,305	-	-	(1,305)	-
Current liabilities	339,860	(58,681)	58,219	(1,305)	338,093

Bonds with Related Parties	1,300,000	-	-	-	1,300,000
Finance leases (ii)	18,608	-	-	(18,608)	-
Non-current liabilities	1,318,608	-	-	(18,608)	1,300,000

Total	1,658,468	(58,681)	58,219	(19,913)	1,638,093

(i) On November 21, 2018, MindMakers, which became a subsidiary of the Business in February 2020, entered into a bank credit note (cédula de crédito bancário) in favor of Banco de Desenvolvimento de Minas Gerais S.A. – BDMG, for an aggregate amount of R$1,676 with a maturity date of November 15, 2026. The payment of principal will be made in 72 installments, beginning on December 15, 2020, and ending on November 15, 2026.  Interest will accrue at the long-term interest rate (taxa de juros de longo prazo – TJLP), plus 5% per annum, and will be paid on a monthly basis along with payments of principal.

(ii) Due to the adoption of IFRS 16, Finance Leases’ balances were transferred to “Lease Liabilities”. (Note 15)

As of June 30, 2020 the Business has six bonds series with related parties, all of them unsecured and non-convertible into shares. The proceeds from these issuances were used to lengthen the Business’ debt profile, as well as to meet the Business’ working capital needs. The bonds have the following characteristics:

As of June 30, 2020
Subscriber	Related Parties (a)	Related Parties (a)	Related Parties (a)
Issuance	5th	6th	6th
Serie	Serie 1	Serie 1	Serie 2
Date of issuance	03/15/2018	08/15/2017	08/15/2017
Maturity Date	05/15/2021	08/15/2020	08/15/2022
First payment after	60 months	36 months	60 months
Remuneration payment	Semi-annual interest	Semi-annual interest	Semi-annual interest
Financial charges	CDI + 1,15% p.a.	CDI + 0,90% p.a.	CDI + 1,70% p.a.

Principal amount (in million R$)	100	300	200

As of June 30, 2020
Subscriber	Related Parties (a)	Related Parties (a)	Related Parties (a)
Issuance	7th	8th	5th
Serie	Single	Single	Serie 2
Date of issuance	03/15/2018	10/25/2017	08/15/2018
Maturity Date	09/09/2021	10/25/2020	08/15/2023
First payment after	36 months	36 months	60 months
Remuneration payment	Semi-annual interest	End of contract	Semi-annual interest
Financial charges	CDI + 1,15% p.a.	CDI + 1,00% p.a.	CDI + 1,00% p.a.

Principal amount (in million R$)	800	100	100

The Business’s bonds are subject to the following clauses: (i) the acceleration of the other debentures originally issued by Saber; (ii) the grant by us of any liens on our assets or capital stock; (iii) a change in control by Cogna of Saber’s subsidiaries, subject to certain exceptions. Additionally, we have agreed until the maturity of the private debentures that: (i) we will allocate at least 50% of the use of proceeds from any liquidity event to repay such debentures; (ii) we will not obtain any new loans unless the proceeds of such loan are directed to repay our debentures with Cogna; and (iii) we will not pledge shares and/or dividends.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

b.    Maturities of bonds and financing

The maturities ranges of these accounts are comprised as follow:

	June 30, 2020
Maturity of installments	Total	%
2020	546,712	32.9%
2021	811,301	48.8%
2022	254,885	15.3%
2023 onwards	50,885	3.1%
Total non-current liabilities	1,117,071	67.1%

	1,663,783	100.0%

14. Suppliers

The balance of this account is comprised by the following amounts:

a. Composition

	June 30, 2020	December 31, 2019
Local suppliers	46,611	98,824
Related parties (note 19)	38,827	1,219
Copyright	7,002	28,685
Reverse Factoring (i)	74,718	94,930
	167,158	223,658

(i) Some of the Business’ domestic suppliers sell their products with extended payment terms and may subsequently transfer their receivables due by the Business to financial institutions without right of recourse, in a transaction characterized as “Reverse Factoring”. The Business imputed interest over the payment term at a rate that commensurates with its own credit risk.

15. Lease liabilities

	June 30, 2020	June 30, 2019
Opening balance	153,714	-
Initial application - IFRS 16	-	153,872
Transfers (note 13)	-	19,911
Additions for new lease agreements	16,539	697
Cancelled contracts	(3,359)	(91)
Renegotiation -COVID impact 19 (i)	(595)	-
Interest	7,592	7,862
Payment of interest	(7,616)	(6,505)
Payment of principal	(5,797)	(7,887)
Closing balance	160,478	167,859

Current liabilities	13,035	11,859
Non-current liabilities	147,443	156,000
	160,478	167,859

(i) The business renegotiated with its suppliers for a specified period of 3 months the readjustment in the property rental due to the Covid-19 pandemic. On July 7, 2020, the CVM (COMISSÃO DE VALORES MOBILIÁRIOS) approved CVM Resolution No. 859, where companies open as a practical expedient, or tenants may choose not to assess whether a benefit

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019 related to Covid-19 is granted. That meets the requirements of the pronouncement, is an amendment to the lease. The lessee who makes use of this option must account for any change in the payment of the rent and the benefit granted in the rental agreement in the same way that the accounting is changed by applying this Standard if change would not be a change in the lease.

Short-term leases (lease period of 12 months or less) and leases of low-value assets (such as personal computers and office furniture), are recognized on straight line basis in rent expenses of the period and are not included in the lease liabilities. Fixed and variable lease payments, including those related to short-term contracts and to low-value assets, were the following for the six months period ended June 30, 2020 and 2019:

	For the six months ended June 30,
	2020	2019
Fixed Payments	5,797	7,887
Payments related to short-term contracts and low value assets (note 24)	5,334	2,061
	11,131	9,948

Business’ lease operations are not subject to any financial covenants.

16. Contract Liabilities and Deferred Income

The balance of this account is comprised by the following amounts:

	June 30, 2020	December 31, 2019
Refund liability (i)	38,776	45,248
Sales of employees' payroll (iii)	3,260	4,173
Deferred income in leaseback agreement (ii)	7,047	7,500
Other liabilities	3,957	1,603
	53,040	58,524

Current	45,208	49,328
Non-current	7,832	9,196
	53,040	58,524

(i) Refers to the customers’ right to return products

(ii) In March, 2018, the predecessor Somos-Anglo entered into a sales and leaseback agreement of a property located at João Dias Avenue in the city of São Paulo in the amount of R$ 25,500. This transaction included a deferred income of R$ 9,104 which will be appropriated according to the lease term of the property (120 months).

(iii) Refers to deferred income related to the sale of a 5-year exclusivity to process our Business employees’ pay roll to Banco Itaú for R$ 7,000 thousand, on August 2017. This income will be recognized on a straight line basis throughout the contract term as “Other Operating income” as the Business’ believes that the rights of exclusivity are transferred to Itaú over this period.

17. Accounts Payable for Business Combination

	June 30, 2020	December 31, 2019
Pluri (i)	12,692	-
Mind Makers (ii)	13,925	-
Livro Fácil	15,749	10,941
	42,366	10,941

Current	16,245	1,772
Non-current	26,121	9,169
	42,366	10,941

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

(i) A & R Comercio e Serviços de Informática Ltda. (“Pluri”)

On January 7, 2020, the Business concluded the acquisition of Pluri for R$ 26 million, which R$ 15.6 million was paid in cash, R$ 10.4 million on installments and are still outstanding and accrue contractual CDI charges. The agreement is also subject to certain additional earn-outs, that could increase the purchase price by and additional R$1.7 million over the life of the earn-out period.

(ii) Mind Makers Editora Educacional (“Mind Makers”)

On February 13, 2020, the Business concluded the acquisition of Mind Makers for R$ 18.2 million, which R$ 10 million was paid in cash and R$ 8.2 million on installments and are still outstanding and accrue contractual CDI charges. The agreement is also subject to certain additional earn-outs, that could increase the purchase price by and additional R$5.4 million over the life of the earn-out period.

The maturities of such balances are shown in the table below:

	As of June 30, 2020
Maturity of installments	Total	%
2020	16,245	38.3

2021	7,589	17.9
2022	10,577	25.0
2023	7,955	18.8
Total non-current liabilities	26,121	61.7

	42,366	100.0

18. Salaries and Social Contribution

	June 30, 2020	December 31, 2019
Salaries payable	19,478	20,658
Social contribution payable	15,793	9,532
Provision for vacation pay and 13th salary	28,095	13,213
Provision for profit sharing	-	18,333
Others	923	12
	64,289	61,748

19. Related Parties

As presented in note 1, the Business is part of Cogna Group and therefore some of the Business' transactions and arrangements are performed with related parties and the effect of these transactions is reflected in this Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019. Transactions with these related parties are priced on an arm´s length basis, except for certain intangibles described in item d. and are settled in cash. None of the related party balances are secured.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

No expense has been recognized in these Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019 for losses in respect of amounts owed by related parties.

Balances and transactions between Parent Entities’ operations included in the Business, have been eliminated in the Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019. However, during the periods presented below, the Business entered into the following transactions with other related parties or with operations with the Parent Entity and its subsidiaries that are not part of the business.

The balances with Related Parties are presented below:

	June 30, 2020
	Other receivables (i)	Trade receivables (Note 9)	Indemnification asset (note 20b)	Other payments (ii)	Loans (iii)	Suppliers (note 14)	Bonds (note 13)
Cogna Educação S.A.	-	-	152,212	-	51,176	-	-
Anhanguera Educacional Participacoes SA.	-	1,150	-	-	-	-	-
Editora Atica S.A.	-	806	-	91,081	15,198	15,537	-
Editora Scipione S.A.	-	325	-	10,577	-	3,300	-
Centro Educacional Leonardo Da Vinci SS	-	24	-	-	-	-	-
Maxiprint Editora Ltda.	-	474	-	931	-	3,544	-
Pax Editora E Distribuidora Ltda.	-	49	-	-	-	-	-
Saraiva Educacao S.A.	-	432	-	12,286	-	11,672	-
Colegio Visao Eireli	-	23	-	-	-	-	-
Anhanguera Educacional Ltda.	-	121	-	-	-	-	-
Pitagoras Sistema De Educacao Superior Sociedade Ltda.	-	293	-	-	-	-	-
Somos Idiomas SA.	-	2	-	-	-	-	-
Sge Comercio De Material Didatico Ltda.	-	5	-	-	-	633	-
Sistema P H De Ensino Ltda.	-	1,800	-	18	-	-	-
Somos Idiomas S.A.	89	-	-	-	-	11	-
Escola Mater Christi Ltda.	-	43	-	130	-	-	-
Somos Educação S.A.	-	-	-	13,042	984	815	-
Saber Serviços Educacionais S.A.	-	2,684	-	16,489	-	1,803	1,662,785
Educação Inovação e Tecnologia S.A.	-	-	-	670	-	-	-
Somos Operações Escolares S.A.	-	-	-	23	-	775	-
Sociedade Educacional Doze De Outubro Ltda.	-	150	-	-	-	-	-
Editora E Distribuidora Educacional S.A.	5,754	1,264	-	-	-	737	-
	5,843	9,645	152,212	145,247	67,358	38,827	1,662,785

	December 31, 2019
	Other receivables (i)	Trade receivables (Note 9)	Indemnification asset (note 20b)	Other payments (ii)	Loans (iii)	Suppliers (note 14)	Bonds (note 13)
Cogna Educação SA.	-	-	149,600	-	-	-	-
Anhanguera Educacional Participacoes SA.	-	1,150	-	-	-	-	-
Editora Atica SA.	16	281	-	31,944	-	-	-
Editora Scipione SA.	4,743	304	-	-	-	-	-
Escola Mater Christi Ltda.	-	204	-	130	-	-	-
Maxiprint Editora Ltda.	4,021	1,154	-	-	-	-	-
Pax Editora E Distribuidora Ltda.	-	49	-	-	-	-	-
Saraiva Educacao SA.	28,226	424	-	-	-	-	-
Somos Idiomas SA.	75	2	-	-	-	-	-
Acel Administracao De Cursos Educacionais Ltda.	-	1,415	-	-	-	-	-
Ecsa Escola A Chave Do Saber Ltda.	-	212	-	-	-	-	-
Colégio Jao Ltda.	-	415	-		-	-	-
Colégio Motivo Ltda.	-	1,442	-		-	-	-
Editora E Distribuidora Educacional SA.	-	2,705	-	-	-	737	-
Sge Comercio De Material Didatico Ltda.	6	5	-	-	-	482	-
Sistema P H De Ensino Ltda.	-	2,027	-	18	-	-	-
Somos Operações Escolares SA.	42	-	-	4,197	29,192	-	-
Saber Serviços Educacionais SA.	-	5,041	-	-	-	-	1,640,947
Sociedade Educacional Doze De Outubro Ltda.	-	232	-	-	-	-	-
Saber Serviços Educacionais as	1,012	-	-	-	-	-	-
Editora E Distribuidora Educacional as	-	-	-	12,955	-	-	-
	38,141	17,062	149,600	49,244	29,192	1,219	1,640,947

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

(i) Refers to other receivables related to cost sharing agrements (corporate expenses: Payroll, Services with third parties and others) (Note 19.c)

(ii) Refers to other payments related to cost sharing agrements (corporate expenses: Payroll, Services with third parties and others) and reimbursement to other business of the Parent Entity that are not included in these Unaudited Interm Condensed Combined Financial Statements due to be the legal obligor and these other business have paid the counterparty.

(iii) On August 14, 2019, Somos Sistemas entered into a loan agreement with Somos Educação, by which Somos Sistemas borrowed from Somos Educação the aggregate amount of R$29.1 million, at an annual interest rate of the CDI plus 3.57%. This loan was paid on April 8, 2020.

On February 13, 2020, Somos Sistemas entered into a loan agreement with Editora Ática, by which Somos Sistemas borrowed from Editora Ática the aggregate amount of R$15.0 million, at an annual interest rate of the CDI plus 3.57%.

On March 5, 2020, Somos Sistemas entered into a loan agreement with Cogna, by which Somos Sistemas borrowed from Cogna the aggregate amount of R$51.2 million, at an annual interest rate of the CDI plus 3.57%.

The transactions with Related Parties held for the six month period ended June 30, 2020 and 2019 were as follows:

	For the Six months ended June 30, 2020				For the Six months ended June 30, 2019
Transactions held:	Revenues (ii)	Finance costs (i)	Cost Sharing (note 19c)	Sublease (note 19e)	Revenues (ii)	Finance costs (i)
Cogna Educação S.A.	-	576	-	-	-	-
Somos Educação S.A.	-	984	-	-	-	-
Editora Atica SA.	5,394	198	11,989	5,436	-	-
Editora Scipione SA.	704	-	-	-	-	-
Colégio Manauara Lato Sensu Ltda.	371	-	-	-	-	-
Maxiprint Editora Ltda.	583	-	-	-	-	-
A & R Comercio e Serviços de Informática Ltda (“Pluri”)	6,167	-	-	-	-	-
Saraiva Educacao SA.	1,776	-	-	1,686	-	-
Sociedade Educacional Parana Ltda.	543	-	-	-	1,201	-
Acel Administracao De Cursos Educacionais Ltda.	138	-	-	-	57	-
Sociedade Educacional Neodna Cuiaba Ltda.	181	-	-	-	-	-
Ecsa Escola A Chave Do Saber Ltda.	77	-	-	-	-	-
Colégio Motivo Ltda.	372	-	-	-	945	-
Sistema P H De Ensino Ltda.	2,984	-	-	-	2,356	-
Sistema Pitagoras De Educacao	796	-	-	-	-	-
Sociedade Educacional Doze De Outubro Ltda	89	-	-	-	115	-
Editora E Distribuidora Educacional SA.	1,834	-	18,594	1,554	-	-
Somos Operações Escolares SA.	-	39,414	-	-	-	58,219
Others	238	-	-	186	456	-
	22,247	41,172	30,583	8,862	5,130	58,219

(i) Refers to finance costs with bonds subscribed by SABER and with loans.

(ii) Primarily refers to the amounts arising from the direct sales of printed books and learning systems to other entities of Cogna’s Group for resale to its direct clients.

a.    Suppliers and other arrentements with related parties

The Business is the legal obligor for purchases of certain raw materials used in activities related to other businesses of the Parent Entity that are not included in these Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019 in the amount of R$ 163,062 as of June 30, 2020 (R$ 207,174 as of December 31, 2019).

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

b.    Guarantees related to contingencies acquired through past business combination

In December 2019, the Business and Cogna Group signed the agreement to legally bind the indemnification from the seller in connection with the acquisition of Somos by Cogna Group, in order to indemnify the Business for any and all losses that may be incurred related to all contingencies or lawsuits events related to the Predecessor up to the maximum amount of R$152.2 million (R$ 149.6 million as of December 31, 2019). See Provision for risks of tax, civil and labor losses and judicial deposits and escrow account footnote (note 20).

c.    Cost sharing agreements with related parties

The Business and its related parties expensed certain amounts based on an apportionment from Cogna related to shared services, including the shared service center, IT expenses, propriety IT systems and legal and accounting activities, and shared warehouses and other logistic activites. The expenses related to these apportionments were recognized in these Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 in amount of R$ 30,583. In the Combined Carve-out Financial Statements as of June 30, 2019 these expenses were recognize according to assumptions defined by the Management based on the nature of expense shared attributable to the Business.

d.    Brand and Copyrights sharing agreements with related parties

During November and December 2019, the Business and its related parties entered into brand and copyrights sharing agreements with related parties, as follows:

—	On November 11, 2019, the Business and EDE entered into a copyright license agreement whereby EDE agreed to grant a license, at no cost to Business, for commercial exploitation and use of copyrights related to the educational platform materials. This agreement is valid for three years.

—	On November 6, 2019, the Business entered into a trademark license agreement (as amended on 2020) with EDE for which Business has been granted at no cost the use rights related to the trademark “Pitágoras.” This agreement is valid for a period of 20 years, automatically and successively renewed for the same period.

—	On December 6, 2019, the Business also entered into two trademark license agreement (as amended on 2020) by which the use rights related to certain trademarks, such as “Somos Educação”, “Editora Atica”, “Editora Scipione,” “Atual Editora,” “Par Plataforma Educacional,” “Sistema Maxi de Ensino,” “Bilingual Experience,” “English Stars” and “Rede Cristã de Educação,”, have been granted at no cost to certain related parties. This agreement is valid for a period of 20 years, automatically and successively renewed for the same period.

e.	Lease and sublease agreements with related parties

The Business and its related parties also shared the infrastructure of rented warehouses and other properties which are direct expenses of the Cogna Group. The expenses related to these rental payments were recognized in the Combined Carve-out Financial Statements as of December 31, 2019 according to assumptions defined by the Management based on utilization of these properties by the Business.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

However, as part of its corporate restructuring (note 1) the Business has entered into lease and sublease agreements with its related parties on December 5, 2019, to continue to share these rented warehouses and other properties, as follows:

—	Commercial lease agreement

Lessee Entity	Counterpart lease agreement (Lessor)	Monthly payments	Mature	Rate	State of the property in use
Somos – Anglo	Editora Scipione S.A.	R$35	60 months from the agreement date	Inflation index	Pernambuco (Recife)
Somos – Anglo	Editora Ática S.A.	R$30	60 months from the agreement date	Inflation index	Bahia (Salvador)

—	Commercial sublease agreement

Entity (Sublessor)	Counterpart sublease agreement (Sublessee)	Monthly payments	Mature	Rate	State of the property in use
Editora e Distribuidora Educacional S.A (“EDE”)	Somos – Anglo	R$ 390	September 30, 2025	Inflation index	São Paulo (São Paulo)
Somos – Anglo	Editora Ática S.A.	R$439	September 30, 2025	Inflation index	São Paulo (São José dos Campos)
Somos – Anglo	SGE Comércio de Material Didático Ltda. (“SGE”).	R$15	September 30, 2025	Inflation index	São Paulo (São José dos Campos)
Somos – Anglo	Somos Idiomas S.A.	R$ 3	September 30, 2025	Inflation index	São Paulo (São José dos Campos)
Somos – Anglo	Saraiva Educação S.A. (“Sariva”)	R$ 113	September 30, 2025	Inflation index	São Paulo (São José dos Campos)
Somos – Anglo	Livraria Livro Fácil Ltda.(“Livro Fácil”)	R$ 82	September 30, 2025	Inflation index	São Paulo (São José dos Campos)
Somos – Anglo	Editora e Distribuidora Educacional S.A (“EDE”)	R$ 43	September 30, 2025	Inflation index	São Paulo (São José dos Campos)

The income from these lease and sublease agreements were recognized in these Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 in the amount of R$ 7,245.

f.     Remuneration of key management personnel

Key management personnel include the members of the Board of Directors and the Audit Committee, the CEO and the vice-presidents of Cogna Group, for which the nature of the tasks performed were related to the activities of the Business.

For the period ended June 30, 2020, key management remuneration allocated to the Business, including charges and variable remuneration totaled R$ 3,292 (R$ 3,321 for the period ended as of June 30, 2019). For the Business management members, the following benefits are granted: healthcare plan, share-based compensation plan, discounts on monthly tuition of K-12 in the Cogna Group’s schools, besides discounts over the Business’ own products.

The Business does not grant post-employment benefits, termination benefits or other long-term benefits for their key management personnel. For the six months period ended June 30, 2020 share-based compensation expenses in the amount of R$ 1,629 (R$ 478 for the period ended as of June 30, 2019), were paid to key management or incurred by the Business.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

Key management personnel compensation comprised the following:

	For the six months ended June 30,
	2020	2019
Short-term employee benefits	1,663	2,843
Share-based compensation plan	1,629	478
	3,292	3,321

g.    Guarantees related to finance

According note 13, on November 21, 2018, MindMakers, entered into a bank credit note (cédula de crédito bancário) in favor of Banco de Desenvolvimento de Minas Gerais S.A. – BDMG, for an aggregate amount of R$1,676 with a maturity date of November 15, 2026. A personal lien to secure this bank credit note was granted by certain individuals, including Mr. Mario Ghio Junior, our chief executive officer and a member of our board of directors.

20. Provision for risks of Tax, Civil and Labor losses and Judicial deposits and escrow accounts

The Management classifies the likelihood of loss of judicial/administrative proceedings in which the Business is a party as a defendant. Provisions are recorded for contingencies classified as probable and in amount Management believes it is sufficient to cover probable losses or when related to business combinations.

Also, in connection with the acquisition of Somos Group by Cogna Group, as described in Note 1, and pursuant to IFRS 3 - "Business Combinations", provisions for contingent liabilities assumed by Cogna were recognized when potential non-compliance with labor and civil legislation arising from past practices of subsidiaries acquired were identified. Thus, at acquisition date, Cogna reviewed all proceedings whose responsibility were transferred to assess whether there was a present obligation and if the fair value could be measured reliably.

a.	Composition

	June 30, 2020	December 31, 2019
Proceedings whose likelihood of loss is probable
Tax proceedings (i)	567,338	557,782
Labor proceedings (ii)	6,591	9,967
Civil proceedings	-	1
	573,929	567,750

Liabilities assumed in Business Combination
Labor proceedings (ii)	34,204	41,226
Civil proceedings	328	31
	34,532	41,257

Total of provision for risks of Tax, Civil and Labor losses	608,461	609,007

(i) Primarily refers to income tax positions taken by the predecessor Somos Anglo and the Successor in connection with a corporate reorganization held by the predecessor in 2010. In 2018, given a tax assessment via an Infraction Notice received by the predecessor for certain periods opened for tax audit coupled with an unfavorable jurisprudence on a similar tax case also reached in 2018, the Business reassessed this income tax position and recorded a liability, including interest and penalties, in the Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

(ii) The Business is a party to labor demands, which the most frequent cases refer to holiday proportional, salary differential, night additional pay, overtime, social charges, among others. There are no individual labor demands with material values that require specific disclosure.

The changes in provision for the period ended June 30, 2020 and were as follows:

	December 31, 2019	Additions	Reversals	Interest	Total effect on the result	Payments	June 30, 2020

Tax proceedings	557,782	-	(773)	10,329	9,556	-	567,338
Labor proceedings	51,193	1,226	(5,095)	233	(3,636)	(6,762)	40,795
Civil proceedings	32	375	(64)	2	313	(17)	328
Total	609,007	1,601	(5,932)	10,564	6,233	(6,779)	608,461

Reconciliation with profit or loss for the period
Finance expense		-	-	(10,564)
General and administrative expenses		(1,601)	5,932	-
Income tax and social contribution		-	-	-
Total		(1,601)	5,932	(10,564)

	As of December 31, 2018	Additions	Reversals	Interest	Total effect on the result	June 30, 2019

Tax proceedings	502,764	11,059	(169)	13,988	24,878	527,642
Labor proceedings	49,652	2,206	(788)	897	2,315	51,967
Civil proceedings	2,149	-	(6)	50	44	2,193
Total	554,565	13,265	(963)	14,935	27,237	581,802

Reconciliation with profit or loss for the period
Finance expense		-	-	(13,829)
General and administrative expenses		(13,265)	963	-
Income tax and social contribution		-	-	(1,106)
Total		(13,265)	963	(14,935)

b.	Judicial Deposits and Escrow Accounts

Judicial deposits and escrow accounts recorded as in non-current assets are as follows:

	June 30, 2020	December 31, 2019
Tax proceedings	2,130	1,419
Labor proceedings	25	955
Indemnification asset -Former owner	1,998	5,476
Indemnification asset – Related Parties (i)	152,212	149,600
Escrow-account (ii)	14,738	15,482
	171,103	172,932

(i) Refers to an indemnification asset from the seller in connection with the acquisition of Somos by Cogna Group and recognized at the date of the business combination as of October 11, 2018, in order to indemnify the Business for any and all losses that may be incurred related to all contingencies or lawsuits events related to the Predecessor up to the maximum amount of R$151.2 million (R$ 149.6 million as of December 31, 2019).

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

(ii) Refers to guarantees received in past business combinations related to loss contingencies whose likelihood of loss is probable, and therefore which responsibility lies with the former owners. According to the Sale Agreement, these former owners would reimburse the Business in case of payments are required if and when contingencies materialize.

21. Current and Deferred Income Tax and Social Contribution

Income tax expense is recognized at an amount determined by multiplying the profit (loss) before tax for the interim reporting period by the Business best estimated of the weighted-average annual income tax rate expected for the full financial year, adjusted for the tax effect of a certain items recognized in full in the interim period. As such, the effective rate in the unaudited interim condensed combined carve-out financial statements may differ from the Business estimate of the effective tax rate for the annual financial statements.

The Business effective tax rate for the period ended June 30, 2020 and 2019 were 37.3% and 35.4% respectively (Combined nominal statutory rate of income tax and social contribution is 34%).

22. Share-based compensation

Certain employees of the Business participate in a restricted share compensation plan of Cogna Group which is detailed below.

On September 3, 2018, Cogna Group´ stockholders approved a restricted share-based compensation plan, on which may be granted rights to receive a maximum number of restricted shares not exceeding 19,416,233 shares, corresponding to 1.18% of the Cogna Group's total share capital at the Plan's approval date, excluding shares held in treasury on such date. This program should be wholly settled with the delivery of the shares.

Cogna Group´s obligation to transfer the restricted shares under the Plan, in up to 10 days from the end of the vesting period, is contingent upon the continuing employment relationship of the employee or officer, as appropriate, for a period of three years from the date the respective agreement is signed.

The number of outstanding restricted shares as of June 30, 2020 was 155,919 and the grant date fair value was 10.58.

the Business statement of profit or loss and other comprehensive income and its Parent’s Net Investment were impacted by this share-based plan by R$ 1,629 for the period ended as of June 30, 2020 (R$ 478 for the period ended as of June 30, 2019).

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

23. Net Revenue from sales and Services

The breakdown of net sales of the Business for the period ended June 30, 2020 and 2019 are shown below. The revenue is disaggregated into the categories the Business believes depict how and the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

	April 01, to June 30, 2020	June 30, 2020	April 01, to June 30, 2019	June 30, 2019
Learning Systems
Gross revenue	108,661	299,774	124,783	321,846
Deductions from gross revenue
Taxes	(7)	(47)	(9)	(51)
Discounts	(6,112)	(21,922)	(10,247)	(27,492)
Returns	(6,473)	(12,479)	(6,522)	(14,488)
Net revenue	96,069	265,326	108,005	279,815

Textbooks
Gross revenue	10,945	146,368	8,935	113,488
Deductions from gross revenue
Taxes	(43)	(428)	(298)	(613)
Returns	(997)	(24,828)	(2,775)	(20,420)
Net revenue	9,905	121,112	5,862	92,455

Complementary Education Services
Gross revenue	1,787	34,713	451	24,279
Deductions from gross revenue
Taxes	(22)	(500)	(2)	(35)
Returns	(53)	(1,197)	(108)	(1,767)
Net revenue	1,712	33,016	341	22,477

Other services
Gross revenue	9,486	15,925	10,747	16,059
Deductions from gross revenue
Taxes	(1,260)	(1,754)	(1,194)	(1,634)
Net revenue	8,226	14,171	9,553	14,425

Total Content & EdTech
Gross revenue	130,879	496,780	144,916	475,672
Deductions from gross revenue
Taxes	(1,332)	(2,729)	(1,503)	(2,333)
Discounts	(6,112)	(21,922)	(10,247)	(27,492)
Returns	(7,523)	(38,504)	(9,405)	(36,675)
Net revenue	115,912	433,625	123,761	409,172

Total Digital Services
Gross revenue	7,325	84,627	15,601	85,274
Deductions from gross revenue
Taxes	(87)	(1,895)	(604)	(1,794)
Returns	(2,917)	(3,706)	(788)	(1,628)
Net revenue	4,321	79,026	14,209	81,852

Total
Gross revenue	138,204	581,407	160,517	560,946
Deductions from gross revenue
Taxes	(1,419)	(4,624)	(2,107)	(4,127)
Discounts	(6,112)	(21,922)	(10,247)	(27,492)
Returns	(10,440)	(42,210)	(10,193)	(38,303)
Net revenue	120,233	512,651	137,970	491,024

Sales	111,625	500,713	127,012	477,070
Services	8,608	11,938	10,958	13,954
Net revenue	120,233	512,651	137,970	491,024

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

(i)   Refers also to revenue from textbook sales of preparatory course for university admission exams.

The Business applies the practical expedient in paragraph 121.b of IFRS 15 and does not disclose information about its remaining performance obligations because the Business has a right to consideration from its customers in an amount that corresponds directly with the value to the customer of the Business’ performance completed to date.

a.	Seasonality

The Business’ revenue is subject to seasonality since the main deliveries of printed materials and digital materials to customers occur in the last quarter of each year (typically in November and December), and in the first quarter of each subsequent year (typically in February and March), and revenue is recognized when the customers obtain control over the materials. In addition, the printed and digital materials delivered in the fourth quarter are used by customers in the following school year and, therefore, fourth quarter results reflect the growth in the number of students from one school year to the next, leading to higher revenue in general in the fourth quarter compared with the preceding quarters in each year. Consequently, in aggregate, the seasonality of revenue generally produces higher revenue in the first and fourth quarters of our fiscal year. In addition, the Business generally bills its customers during the first half of each school year (which starts in January), which generally results in a higher cash position in the first half of each year compared to the second half.

A significant part of the Business’ expenses is also seasonal. Due to the nature of the business cycle, the Business needs significant working capital, typically in September or October of each year, in order to cover costs related to production and inventory accumulation, selling and marketing expenses, and delivery of the teaching materials at the end of each year in preparation for the beginning of each school year. As a result, these operating expenses are generally incurred between September and December of each year.

Purchases through the Business' Livro Fácil e-commerce platform are also very intense during the back-to-school period, between November, when school enrollment takes place and families plan to anticipate the purchase of products and services, and February of the following year, when classes are about to start. Thus, e-commerce revenue is mainly concentrated in the first and fourth quarters of the year.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

24. Costs and Expenses by Nature

	April 01, to June 30, 2020	June 30, 2020	April 01, to June 30, 2019	June 30, 2019
Salaries and payroll charges	(63,778)	(125,899)	(45,297)	(94,415)
Raw materials and productions costs	(22,944)	(152,621)	(32,222)	(150,705)
Depreciation and amortization	(43,534)	(85,618)	(41,993)	(83,255)
Editorial costs	(2,354)	(16,793)	(11,277)	(29,835)
Copyright	(6,055)	(28,006)	(4,996)	(29,483)
Advertising and publicity	(23,760)	(43,846)	(12,385)	(25,746)
Utilities, cleaning and security	(1,831)	(9,377)	(2,338)	(5,414)
Rental and condominium fees	(515)	(5,334)	(1,047)	(2,061)
Third-party services	(3,877)	(8,374)	(6,746)	(12,947)
Travel	(1,656)	(5,854)	(2,603)	(5,267)
Consulting and advisory services	(4,570)	(12,992)	(4,953)	(10,002)
Impairment losses on trade receivables	(1,264)	(6,546)	(3,218)	(7,998)
Material	(449)	(960)	10	(1,023)
Taxes and contributions	(320)	(762)	(313)	(965)
Reversal (provision) for risks of tax, civil and labor losses	3,852	5,877	(9,171)	(12,302)
Provision for losses with obsolete inventories	(4,311)	(1,985)	(423)	369
Income from lease and sublease agreements with related parties	1,617	8,862	-	-
Other income, net	1,176	1,988	(1,989)	15
	(174,573)	(488,240)	(180,961)	(471,034)

Cost of sales and services	(48,422)	(215,755)	(58,763)	(238,057)
Comercial expenses	(42,803)	(80,596)	(24,350)	(62,663)
General and administrative expenses	(83,260)	(182,294)	(92,641)	(162,331)
Impairment loss on accounts receivable	(1,264)	(11,583)	(3,218)	(7,998)
Other operating income, net	1,176	1,988	(1,989)	15
	(174,573)	(488,240)	(180,961)	(471,034)

25. Segment Reporting

Information reported to the Chief Operating Decision Maker (CODM) for the purposes of resource allocation and assessment of segment performance is focused on revenue, “profit (loss) before finance result and tax”, assets and liabilities segregated by the nature of the services provided to the Business’ customers. Thus, reportable segments are: (i) Content & EdTech Platform; and (ii) Digital Platform.

The Content & EdTech platform derives its results from core and complementary educational content solutions through digital and printed content, including textbooks, learning systems and other complimentary educational services.

The Digital Platform aims to unify the entire school administrative ecosystem, enabling private schools to aggregate multiple learning strategies and help them to focus on education, through the Business’ physical and digital e-commerce platform (Livro Fácil) and other digital services. The operations related to this segment initiated with the acquision of Livro Fácil.

Due to the nature of the Business’ e-commerce platform, the Content & EdTech Platform segment sells its printed and digital content to the Digital Platform segment. These transactions are priced on an arm’s length basis and are to be settled in cash. However, the eliminations made in preparing these Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Unaudited Interim Combined Carve-out Financial Statements as of June 30, 2019 are included in the measure of the segment’s profit or loss that is used by the CODM, and therefore the amounts presented herein are net of such intrasegment transactions.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

The following table presents the Business’ revenue, its reconciliation to “profit (loss) before finance result and tax” results, assets and liabilities by reportable segment. No other information is used by the CODM when assessing segment performance.

	April 01, to June 30, 2020
	Content & EdTech Platform	Digital Services Platform	Total

Net revenue from sales and services	115,908	4,325	120,233
Cost of goods sold and services	(43,974)	(4,448)	(48,422)

Operating income (expenses)
General and administrative expenses	(78,821)	(4,439)	(83,260)
Commercial expenses	(32,289)	(10,514)	(42,803)
Other operating net income	1,176	-	1,176
Impairment losses on trade receivables	(1,224)	(40)	(1,264)
(Loss) Profit before financial income and taxes	(39,226)	(15,114)	(54,340)

Assets	6,114,413	124,513	6,238,926
Current and non-current liabilities	3,015,204	137,051	3,152,255

	For the six months ended June 30,2020
	Content & EdTech Platform	Digital Services Platform	Total

Net revenue from sales and services	433,624	79,027	512,651
Cost of goods sold and services	(142,177)	(73,578)	(215,755)

Operating income (expenses)
General and administrative expenses	(170,267)	(12,027)	(182,294)
Commercial expenses	(70,081)	(10,515)	(80,596)
Other operating net income	1,988	-	1,988
Impairment losses on trade receivables	(10,796)	(787)	(11,583)
(Loss) Profit before financial income and taxes	42,292	(17,880)	24,411

Assets	6,114,413	124,513	6,238,926
Current and non-current liabilities	3,015,204	137,051	3,152,255

	April 01, to June 30, 2019
	Content & EdTech Platform	Digital Services Platform	Total

Net revenue from sales and services	123,178	14,792	137,970
Cost of goods sold and services	(41,415)	(17,348)	(58,763)

Operating income (expenses)
General and administrative expenses	(84,214)	(8,427)	(92,641)
Commercial expenses	(24,338)	(12)	(24,350)
Other operating net income	(1,989)	-	(1,989)
Impairment losses on trade receivables	(3,218)	-	(3,218)
(Loss) Profit before financial income and taxes	(31,996)	(10,995)	(42,991)

Assets	6,122,056	45,738	6,167,794
Current and non-current liabilities	3,017,950	49,761	3,067,711

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

	For the six months ended June 30,2019
	Content & EdTech Platform	Digital Services Platform	Total

Net revenue from sales and services	409,173	81,851	491,024
Cost of goods sold and services	(158,077)	(79,980)	(238,057)

Operating income (expenses)
General and administrative expenses	(148,297)	(14,034)	(162,331)
Commercial expenses	(62,652)	(11)	(62,663)
Other operating net income	15	-	15
Impairment losses on trade receivables	(7,998)	-	(7,998)
(Loss) Profit before financial income and taxes	32,164	(12,174)	19,990

Assets	6,122,056	45,738	6,167,794
Current and non-current liabilities	3,017,950	49,761	3,067,711

Segments’ profit represents the profit earned by each segment without finance results and income tax expense. This is the measure reported to the CODM for the purpose of resource allocation and assessment of segment performance.

The Business has all its operations held in Brasil, with no revenue from foreign customers. Additionally, no single customer contributed ten per cent or more to the Business and Segments revenue in either the period June 30, 2020 and 2019.

26. Non-cash transactions

Non-monetary transactions for the six months ended June 31,2020 and 2019 are, respectively: (i) Additions of right use and finance lease in the amount of R$ 16,540 and R$ 2,879 (note 15 and 11), and, (ii) Disposals of contracts of right use and finance lease in the amount of R$ 3,360 and R$ 91 (note 15).

27. Subsequent events

(a)	Initial public offering.

On July 31, 2020, was accomplished the initial public offering of the business, was set at US$ 19.00 per class A common share, pursuant to the U.S. Securities Act of 1933 (the “Offer”), reaching the total amount of US$ 333,522 (R$ 1,715,858) using day August 4,2020 exchange, with the issuance of 18,575,492 Vasta’s class A common shares and additionally has granted the underwriters a option to purchase of additional 2,786,323 Class A common shares at the initial public offering price less the underwriting discount, totalizing 21,361,815.

Vasta Platform (Successor)

Unaudited Interim Condensed Combined Financial Statements as of June 30, 2020 and Combined Carve-out Financial Statements as of December 31, 2019, and unaudited Interim Condensed Combined Carve-out Financial Statements for the six month period ended as of June 30, 2019

The price per class A common share in the initial public offering of Vasta Platform Limited (“Vasta”), duly incorporated and validly existing under the laws of the Cayman Islands, which consolidates the group's activities related to educational and digital solutions focusing on private schools operating in the primary and secondary education segment, was set at US$ 19.00 per class A common share. Contribution Agreement of shares

The shares began trading on the Nasdaq Global Select Market on July 31, 2020, under the symbol “VSTA”.

(b)	Contribution Agreement of shares

In addition to item (a), the Board of Directors’ Meeting approved that Vasta and the Cogna shall celebrate a Contribution Agreement formalizing the contribution of 100% (one hundred percent) of the shares issued by Somos Sistemas de Ensino S.A (“Somos Sistemas”) held by the Cogna to Vasta’s share capital (the “Contribution”) until the Offer pricing date. After the Contribution, Somos Sistemas became wholly-owned by Vasta, which, in its turn, continued to be fully controlled by the Cogna.